Exhibit 99.1

Iridex Announces Second Quarter 2022 Financial Results

MOUNTAIN VIEW, Calif., August 15, 2022 -- Iridex Corporation (Nasdaq: IRIX) today reported financial results for the second quarter ended July 2, 2022.

Second Quarter 2022 Highlights

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Total revenue of $13.8 million, an increase of 2% over the prior year period
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Gross Margin was 45.6% compared to 45.5% in the prior year period
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Cyclo G6® product family revenue of $3.5 million, a decrease of 3% year-over-year
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15,000 Cyclo G6 probes sold, a 6% decrease year-over-year and a 2% increase quarter-over-quarter
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48 Cyclo G6 Glaucoma Laser Systems sold, compared to 47 in the prior year quarter
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Retina product revenue was relatively flat year-over-year at $7.5 million
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Net Cash use of $2.7 million resulting in cash balance on July 2, 2022 of $18.0 million
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Cash reduction includes $1.1 million increase in inventories to mitigate against potential supply chain issues
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Achieved regulatory clearance to market and sell the Cyclo G6 Platform in China
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Sold initial systems and probes and conducted clinical launch meetings with 70 physicians
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Hired new VP of Marketing and added five sales reps worldwide

“Softer growth in the second quarter of 2022 demonstrates the tougher business environment we faced after several quarters of strong results and record revenue. Macro headwinds impacted our international business and a COVID surge hampered procedure volumes during the second half of the quarter as capacity limitations and patient cancellations rose,” said David Bruce, President and CEO. “The continued traction we are achieving, however, with our strengthened U.S. and international commercial network leaves us confident we are tracking for a stronger second half of the year. We continue to make steady progress building physician adoption of our non-incisional approach to treating glaucoma and retinal disease worldwide.”

“In June we achieved regulatory clearance to market and sell our Cyclo G6 platform in China by its National Medical Products Administration (NMPA). This long-anticipated milestone is a significant catalyst for Iridex as it opens up a vast new population of glaucoma patients that can benefit from our MicroPulse Transcleral Laser Therapy (TLT),” continued Bruce. “We are also excitedly preparing for the launch of our new suite of retina laser systems at the upcoming AAO Conference starting September 30th.”

Second Quarter 2022 Financial Results

Revenue for the three months ended July 2, 2022, increased 2% to $13.8 million from $13.4 million during the same period of the prior year.

Total product revenue from the Cyclo G6 glaucoma product family was $3.5 million, 3% lower than second quarter of 2021. The year-over-year decline was driven by lower OUS probe sales relative to a record high in Q2 2021 but was still the second highest OUS volume on record. Retina product revenue in the second quarter was $7.5 million compared to $7.6 million in the prior year. Other revenue, which includes royalties, services, and other legacy products, increased 22% to $2.7 million in the second quarter of 2022 compared to the same period in 2021. The increase in other revenue resulted from higher amortized revenue recognition from the sale of distribution rights to Topcon plus higher service and other product revenue.

Gross profit for the second quarter of 2022 increased 3% to $6.3 million, or a 45.6% gross margin, compared to $6.1 million, a 45.5% gross margin in the same period of the prior year.

Operating expenses for the second quarter of 2022 increased 16% to $8.4 million compared to $7.2 million in the same period of the prior year. The increase is the result of the expansion of sales and marketing programs and in continued R&D investment in PASCAL, as well as other new product development initiatives.

Net loss for the second quarter of 2022 was $2.2 million, or $0.14 per share, compared to a net income of $1.4 million or $0.09 per share, in the same period of the prior year. The net income last year was due to one-time inclusion of $2.5 million non-operating gain from PPP loan forgiveness.

Updated Guidance for Full Year 2022

Iridex now expects total revenue for fiscal year 2022 to range from $56 million to $58 million, reflecting growth of 4% to 8% over fiscal year 2021. This compares to the previous range of $57 million to $59 million. Cyclo G6 probe sales are now expected to range from 61,000 to 63,000, representing 5% to 8% growth. This compares to the previous range of 67,000 to 70,000. The Company continues to expect Glaucoma Laser System installed base to expand by 225 to 250 in 2022.

Webcast and Conference Call Information

Iridex’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET. Individuals interested in listening to the conference call may do so by registering here (https://register.vevent.com/register/BIf351956916684213814f57c91be423cf). Participants are required to register at a minimum 15 minutes before the start of the call. To listen to the live webcast and a replay, please visit the “Investors” section of the Company’s website at: www.iridex.com.

About Iridex
Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning clinical and commercial momentum, market adoption and expansion, demand for and utilization of the Company's products, financial guidance and results and expected sales volumes. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 12, 2022.

Investor Relations Contact

Hunter Cabi

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2022	2021	2022	2021

Total revenues	$13,755	$13,426	$27,142	$25,385
Cost of revenues	7,488	7,318	14,898	14,338
Gross profit	6,267	6,108	12,244	11,047

Operating expenses:
Research and development	1,922	1,672	4,038	2,837
Sales and marketing	4,607	3,646	8,907	6,628
General and administrative	1,898	1,928	3,736	4,561
Total operating expenses	8,427	7,246	16,681	14,026

Loss from operations	(2,160)	(1,138)	(4,437)	(2,979)
Other (expense) income, net	(64)	2,539	(158)	2,378
(Loss) income from operations before provision for income taxes	(2,224)	1,401	(4,595)	(601)
Provision for income taxes	17	8	37	16
Net (loss) income	$(2,241)	$1,393	$(4,632)	$(617)

Net (loss) income per share:
Basic	$(0.14)	$0.09	$(0.29)	$(0.04)
Diluted	$(0.14)	$0.09	$(0.29)	$(0.04)

Weighted average shares used in computing net (loss) income per share:
Basic	15,894	15,647	15,888	14,996
Diluted	15,894	16,307	15,888	14,996

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	July 2,	January 1,
	2022	2022
Assets
Current assets:
Cash and cash equivalents	$17,966	$23,852
Accounts receivable, net	9,237	9,716
Inventories	10,176	7,614
Prepaid expenses and other current assets	2,065	1,071
Total current assets	39,444	42,253
Property and equipment, net	431	428
Intangible assets, net	2,109	2,205
Goodwill	965	965
Operating lease right-of-use assets, net	2,098	2,565
Other long-term assets	599	271
Total assets	$45,646	$48,687

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,992	$3,399
Accrued compensation	2,303	3,192
Accrued expenses	1,697	1,575
Other current expenses	868	1,098
Accrued warranty	131	100
Deferred revenue	2,367	2,355
Operating lease liabilities	994	927
Total current liabilities	12,352	12,646

Long-term liabilities:
Accrued warranty	76	58
Deferred revenue	12,540	10,930
Operating lease liabilities	1,222	1,729
Other long-term liabilities	24	25
Total liabilities	26,214	25,388

Stockholders' equity:
Common stock	169	168
Additional paid-in capital	85,935	85,255
Accumulated other comprehensive income	129	45
Accumulated deficit	(66,801)	(62,169)
Total stockholders' equity	19,432	23,299
Total liabilities and stockholders' equity	$45,646	$48,687